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                                                                     EXHIBIT 5.3

                     [ON MARSHALL & MELHORN, LLC LETTERHEAD]




                                                     January 10, 2005


Ply Gem Industries, Inc.
185 Platt Clay Way
Kearney, Missouri 64060


     Re: Ply Gem Industries, Inc. - $135,000,000 9% Senior Subordinated Notes Due 2012


Ladies and Gentlemen:

     We have acted as special counsel in the State of Ohio (the "State") to Great Lakes Window, Inc., an Ohio corporation (the "Company"), to render the opinions set forth herein (collectively, the "Opinion") in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement") of Ply Gem Industries, Inc., a Delaware corporation (the "Parent"), and Ply Gem Holdings, Inc., a Delaware corporation, Kroy Building Products, Inc., a Delaware corporation, Napco, Inc., a Delaware corporation, Napco Window Systems, Inc., a Delaware corporation, Thermal-Gard, Inc., a Pennsylvania corporation, Variform, Inc., a Missouri corporation, MWM Holding, Inc., a Delaware corporation, MW Manufacturers Holding Corp., a Delaware corporation, MW Manufacturers, Inc., a Delaware corporation, Lineal Technologies, Inc., a Delaware corporation, Patriot Manufacturing, Inc., a Delaware corporation and the Company (collectively, the "Guarantors"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder. The Registration Statement relates to the registration under the Act of the Parent's $135,000,000 aggregate principal amount of 9% Senior Subordinated Notes due 2012 (the "Exchange Notes") and the guarantees of the Exchange Notes by the Guarantors (collectively, the "Guarantees" and each a "Guaranty"). You have asked us to furnish our opinion as to the organization and qualification of the Company and as to enforceability against the Company of the Guaranty executed by the Company of the Exchange Notes.

     In addition to the Registration Agreement, in rendering our Opinion we have reviewed and relied upon: (x) the certificate of the Secretary of the Company dated and delivered to us as of even date herewith (the "Officer Certificate"); and (y) such other certificates, documents, and records as we have deemed relevant to our opinions and the factual assumptions underlying the legal conclusions set forth herein.

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Ply Gem Industries, Inc.
January 10, 2005
Page 2


                                 I. ASSUMPTIONS

     The Opinion rendered in this letter is based upon the following assumptions, together with such additional assumptions and qualifications as may be more specifically set forth in other sections of this letter (collectively, "Assumptions").

     1. All signatures on all original documents are genuine and authentic. All documents that were submitted to us as originals are authentic, true, accurate and complete. All documents that were submitted to us as certified or photographic copies conform to the original documents, which are themselves authentic, true, accurate and complete.

     2. The statements regarding matters of fact in the certificates (inclusive of the Officer Certificate), records, agreements, instruments and documents that we have examined in connection with our preparation and rendering of this Opinion are accurate and complete.


                                  II. OPINION

     Subject to the foregoing Assumptions and the Limitations set forth below, it is our opinion that:

     1. The Company (a) is an Ohio corporation, duly organized and validly existing and in good standing under the laws of the State, and (b) is qualified to do business and is in good standing in the State.

     2. The Company has all requisite corporate or other power and authority to execute, deliver and perform all of its obligations under the Guarantee and the execution and delivery of the Guarantee by the Company and the performance of its obligations thereunder have been duly and validly authorized by all requisite action of the governing authority of the Company.

     3. The issuance, execution and delivery of the Guarantee by the Company and the performance of its obligations thereunder will not result in a violation of Company's Organizational Documents or any law of the State of Ohio.


                                III. LIMITATIONS

     The foregoing Opinion is subject to the following exceptions and limitations (collectively, "Limitations"):

     1. Any limitations imposed by and the effect of all applicable bankruptcy, reorganization, insolvency, moratorium or similar laws at any time generally in effect with respect to the enforcement of creditors' rights.

     2. The Opinion set forth herein is given as of the date hereof only, and does not contemplate, and no opinion is given or intended, with respect, to future events or subsequent changes in law or fact.

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Ply Gem Industries, Inc.
January 10, 2005
Page 3

     We are licensed to practice in the State. This Opinion is based solely on the laws of the State and, to the extent applicable, the United States of America. No opinion is intended to be given with respect to the laws of any other jurisdiction.

     The Opinion expressed herein is rendered in connection with the issuance by Parent of the Exchange Notes and for the sole purpose of serving as an Exhibit to the Registration Statement on Form S-4 and is to be read and relied upon only in connection therewith.

                                                   Very truly yours,


                                                   /s/ Marshall & Melhorn, LLC

                                                   Marshall & Melhorn, LLC